   As filed with the Securities and Exchange Commission on September 6, 1996
                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       THE MAY DEPARTMENT STORES COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              NEW YORK                                                               43-0398035
  (STATE OR OTHER JURISDICTION OF                                                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)             611 OLIVE STREET                  IDENTIFICATION NO.)
                                       ST. LOUIS, MISSOURI 63101-1799
                                                314-342-6300

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                       THE MAY DEPARTMENT STORES COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                                                               43-1104396
  (STATE OR OTHER JURISDICTION OF                                                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)             611 OLIVE STREET                  IDENTIFICATION NO.)
                                       ST. LOUIS, MISSOURI 63101-1799
                                                314-342-6300

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                           RICHARD A. BRICKSON, ESQ.
                          SECRETARY AND SENIOR COUNSEL
                       THE MAY DEPARTMENT STORES COMPANY
                                611 OLIVE STREET
                         ST. LOUIS, MISSOURI 63101-1799
                                  314-342-6300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                    COPY TO:
                            MARGARET L. WOLFF, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement, as market conditions permit.
                            ------------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM   PROPOSED MAXIMUM
                                                      AMOUNT         OFFERING PRICE        AGGREGATE          AMOUNT OF
      TITLE OF SECURITIES TO BE REGISTERED      TO BE REGISTERED(1)     PER UNIT(2)    OFFERING PRICE(2) REGISTRATION FEE(2)
- ----------------------------------------------------------------------------------------------------------------------------
Debt Securities.................................    $500,000,000          100%           $500,000,000      $172,413.79(4)
- ----------------------------------------------------------------------------------------------------------------------------
Guarantee of the Debt Securities................    $500,000,000           (3)                (3)               None
- ----------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------

(1) Or, in the case of Debt Securities issued at an original issue discount, such greater principal amount as shall result in an aggregate public offering price of the amount set forth below or, in the case of Debt Securities denominated in a currency other than U.S. dollars or a composite currency, such U.S. dollar amount as shall result from converting the aggregate public offering price of such Debt Securities into U.S. dollars at the spot exchange rate in effect on the date such Debt Securities are initially offered to the public.

(2) Offering price per unit and aggregate offering price are estimated solely for the purpose of determining the registration fee.

(3) No separate consideration will be received for the Guarantee.

(4) Pursuant to Rule 429 of the Securities Act, the Prospectus included herein also covers $400,000,000 of Debt Securities and Guarantee of the Debt Securities from previous registration statements (Nos. 33-62075 and 333-06171), as to which a registration fee of $138,031 was paid.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933 THE PROSPECTUS
INCLUDED HEREIN ALSO RELATES TO $400,000,000 PRINCIPAL AMOUNT OF DEBT SECURITIES REGISTERED UNDER REGISTRATION STATEMENT NO. 33-62075, WHICH WAS DECLARED
EFFECTIVE ON SEPTEMBER 6, 1995 AND GUARANTEE OF SUCH DEBT SECURITIES REGISTERED UNDER REGISTRATION STATEMENT NO. 333-06171, WHICH WAS DECLARED EFFECTIVE ON JUNE 20, 1996. IN THE EVENT ANY OF SUCH PREVIOUSLY REGISTERED DEBT SECURITIES ARE OFFERED PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THEY WILL
NOT BE INCLUDED IN ANY PROSPECTUS HEREUNDER.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)

Issued September 6, 1996

                                  $900,000,000

                       The May Department Stores Company

                                DEBT SECURITIES

     The May Department Stores Company, a New York corporation (the "Company"), from time to time may offer its senior debt securities (the "Debt Securities") in a principal amount sufficient to result in proceeds to the Company of up to $900,000,000 (or the equivalent in foreign denominated currencies or composite currencies, based upon the applicable exchange rate at the time of sale). The Debt Securities will be unconditionally guaranteed (the "Guarantee") by The May Department Stores Company, a Delaware corporation and the sole shareowner of the Company (the "Guarantor"). The Debt Securities may be offered as separate series under one or more Indentures in amounts, at prices and on terms to be set forth in supplements to this Prospectus. The Company may sell Debt Securities directly or through agents designated from time to time or to or through one or more underwriters who will be named in a Prospectus Supplement (the "Prospectus Supplement"), or an underwriting syndicate including and represented by such firms. See "Plan of Distribution."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
      OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                            ------------------------

     The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, premium, if any, interest rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company or the holder, terms for sinking fund payments, if any, the name of the trustee under the indenture relating to the Debt Securities, the initial public offering price, the names of any underwriters or agents, the applicable compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, will be set forth in an accompanying Prospectus Supplement.

     As used herein, Debt Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in any other currency or in composite currencies or in amounts determined by reference to an index.

                            ------------------------

          , 1996

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE DEBT SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE GUARANTOR SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                             AVAILABLE INFORMATION

     The Guarantor is, and prior to May 24, 1996, the Company was, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files or filed, as the case may be, reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and Suite 1300, 7 World Trade Center, New York, New York 10048; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, certain of the Guarantor's securities are listed on the New York Stock Exchange and reports, proxy statements and other information concerning the Company or the Guarantor may be inspected at the office of such Exchange.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company or the Guarantor are, as of their respective dates, incorporated into this Prospectus by reference:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 3, 1996.

        (b) The Company's Quarterly Report on Form 10-Q for the period ended May 4, 1996.

        (c) The Company's Current Report on Form 8-K (date of report, April 24,
            1996).

        (d) The Company's Current Report on Form 8-K (date of report, May 24,
            1996).

        (e) The Guarantor's Current Report on Form 8-K (date of report, July 17,
            1996).

        (f) The Guarantor's Current Report on Form 8-K (date of report, August 20, 1996).

        (g) The Guarantor's Current Report on Form 8-K (date of report, August 22, 1996).

     All documents filed by the Company or the Guarantor, as the case may be, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. This Prospectus does not contain all information set forth in the registration statement of which this Prospectus forms a part or Registration Statement Nos. 33-62075 and 333-06171, and the exhibits thereto, which the Company and/or the Guarantor have filed with the Commission and to which reference is hereby made.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: THE MAY DEPARTMENT STORES COMPANY, 611 OLIVE STREET, ST. LOUIS, MISSOURI 63101-1799,
ATTENTION: CORPORATE COMMUNICATIONS DEPARTMENT, OR BY TELEPHONE TO THE CORPORATE COMMUNICATIONS DEPARTMENT AT 314-342-6300.

                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE DEBT SECURITIES OFFERED HEREBY OR OTHER DEBT SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     The Company is one of the nation's largest retailing companies. The Company's eight department store divisions operate 361 department stores in 30 states and the District of Columbia under the following trade names and are headquartered in the following cities: Lord & Taylor, New York City; Hecht's and Strawbridge's, Washington, D.C.; Foley's, Houston; Robinsons-May, Los Angeles; Kaufmann's, Pittsburgh; Filene's, Boston; Famous-Barr and L.S. Ayres, St. Louis; and Meier & Frank, Portland, Oregon.

     On July 18, 1996, the Company acquired 13 former Strawbridge & Clothier department stores in the greater Philadelphia area. At the July closing, the Company delivered, subject to later adjustment, 4.2 million shares of Guarantor common stock and assumed approximately $255 million of debt and certain other liabilities in exchange for the Strawbridge & Clothier department store assets. The Company has also agreed to issue additional Guarantor common stock in exchange for any cash proceeds from Strawbridge & Clothier's divestiture of its other assets, including its Clover discount division, remaining after satisfaction of all Strawbridge & Clothier liabilities and obligations. The acquisition was accounted for as a purchase.

     The Company was organized under the laws of the State of New York on June 4, 1910. The Company employs approximately 105,000 people in 30 states, the District of Columbia and eight offices overseas. The Company's principal office is at 611 Olive Street, St. Louis, Missouri 63101-1799, and the Company's telephone number is 314-342-6300.

                                 THE GUARANTOR

     The Guarantor was incorporated under the laws of the State of Delaware. The Guarantor became the sole shareowner of the Company pursuant to a share exchange implemented on May 24, 1996, which resulted in changing the state of incorporation of the publicly traded company from New York to Delaware. The Guarantor's principal office is at 611 Olive Street, St. Louis, Missouri 63101-1799, and the Guarantor's telephone number is 314-342-6300.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debt Securities will be added to the general funds of the Company and will be available to retire a portion of its outstanding commercial paper and other short-term indebtedness, to finance its operations, and for general corporate purposes, including stock repurchases, investments and acquisitions. Any specific allocation of the net proceeds of an offering of Debt Securities to a specific purpose will be described in the applicable Prospectus Supplement.

                   SUMMARY FINANCIAL INFORMATION--HISTORICAL

     The following summary financial information presents the historical operating results of the Company for the 13 week periods ended May 4, 1996 and April 29, 1995 and for each of the five fiscal years in the period ended February 3, 1996 and the historical balance sheet data as of May 4, 1996, February 3, 1996 and January 28, 1995. The following financial information should be read in conjunction with the consolidated financial statements and related notes contained in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 1996 and the Company's Quarterly Report on Form 10-Q for the period ended May 4, 1996, which are incorporated herein by reference. Operating results of periods which exclude the Christmas season may not be indicative of the operating results that may be expected for the full fiscal year.

                             SUMMARY OF OPERATIONS

                                        13 WEEKS ENDED
                                      ------------------                  FISCAL YEAR(1)
  (DOLLARS IN MILLIONS, EXCEPT PER    MAY 4,   APRIL 29,   ---------------------------------------------
               SHARE)                  1996      1995       1995      1994      1993     1992      1991
                                      ------   ---------   -------   -------   ------   ------    ------
                                         (UNAUDITED)
Revenues............................. $2,511    $ 2,218    $10,952   $10,107   $9,562   $9,362    $9,068
Cost and Expenses:
     Cost of sales...................  1,755      1,543      7,461     6,879    6,537    6,459     6,275
     Selling, general and
       administrative expenses.......    528        470      2,081     1,916    1,824    1,859     1,861
     Interest expense, net...........     64         58        250       233      244      279       315
                                      ------     ------    -------   -------   ------   ------    ------
       Total Cost and Expenses.......  2,347      2,071      9,792     9,028    8,605    8,597     8,451
                                      ------     ------    -------   -------   ------   ------    ------
Earnings From Continuing Operations
  Before Income Taxes................    164        147      1,160     1,079      957      579(2)    617
Provision for Income Taxes...........     66         60        460       429      379      107(2)    213
                                      ------     ------    -------   -------   ------   ------    ------
Net Earnings From Continuing
  Operations.........................     98         87        700       650      578      472       404
Net Earnings From Discontinued
  Operation..........................     11         27         55       132      133      131       111
                                      ------     ------    -------   -------   ------   ------    ------
Net Earnings Before Extraordinary
  Loss...............................    109        114        755       782      711      603       515
Extraordinary Loss Related to Early
  Extinguishment of Debt, Net of
  Income Taxes.......................     --         --         (3)       --       --       --        --
                                      ------     ------    -------   -------   ------   ------    ------
Net Earnings......................... $  109    $   114    $   752   $   782   $  711   $  603    $  515
                                      ======     ======    =======   =======   ======   ======    ======
Primary Earnings per Share:
  Continuing Operations.............. $ 0.37    $  0.33    $  2.73   $  2.53   $ 2.24   $ 1.82    $ 1.56
  Discontinued Operation.............   0.05       0.11       0.22      0.53     0.53     0.53      0.45
                                      ------     ------    -------   -------   ------   ------    ------
  Net Earnings Before Extraordinary
     Loss............................   0.42       0.44       2.95      3.06     2.77     2.35      2.01
  Extraordinary Loss.................     --         --      (0.01)       --       --       --        --
                                      ------     ------    -------   -------   ------   ------    ------
Primary Earnings per Share........... $ 0.42    $  0.44    $  2.94   $  3.06   $ 2.77   $ 2.35    $ 2.01
                                      ======     ======    =======   =======   ======   ======    ======
Fully Diluted Earnings per Share:
  Continuing Operations.............. $ 0.36    $  0.32    $  2.61   $  2.43   $ 2.15   $ 1.76    $ 1.52
  Discontinued Operation.............   0.05       0.10       0.21      0.49     0.50     0.50      0.41
                                      ------     ------    -------   -------   ------   ------    ------
  Net Earnings Before Extraordinary
     Loss............................   0.41       0.42       2.82      2.92     2.65     2.26      1.93
  Extraordinary Loss.................     --         --      (0.01)       --       --       --        --
                                      ------     ------    -------   -------   ------   ------    ------
Fully Diluted Earnings per Share..... $ 0.41    $  0.42    $  2.81   $  2.92   $ 2.65   $ 2.26    $ 1.93
                                      ======     ======    =======   =======   ======   ======    ======
Ratio of Earnings to Fixed
  Charges(3).........................    2.9        2.8        4.3       4.4      3.9      2.5       2.4
                                      ======     ======    =======   =======   ======   ======    ======

- ------------
(1) Fiscal years 1995, 1994, 1993, 1992 and 1991 ended on February 3, 1996,
January 28, 1995, January 29, 1994, January 30, 1993 and February 1, 1992, respectively. Fiscal year 1995 included 53 weeks.
(2) Pretax earnings include a net charge of $187 million from special and nonrecurring items, and income taxes include a tax benefit of $187 million from special and nonrecurring items.
(3) For purposes of computing the ratios of earnings to fixed charges for the Company and its subsidiaries, earnings have been calculated by adding to pretax earnings (a) fixed charges (excluding capitalized interest and the pretax equivalent of preferred stock dividend requirements) and (b) the total of adjustments to recognize only distributed earnings for less than 50% owned persons accounted for under the equity method and amortization of previously capitalized interest and then subtracting dividends on ESOP Preference Shares. Fixed charges have been calculated by adding gross interest expense (including interest on long-term, short-term and ESOP debt, and amortization of debt discount and debt issue expense), that portion of rent expense deemed representative of the interest factor in such rent expense, preferred stock dividend requirements (pretax equivalent) and the Company's proportionate share of interest of unconsolidated 50% owned persons and the Company's proportionate share of interest of a less than 50% owned person for which a subsidiary of the Company has guaranteed the debt.

                        CONSOLIDATED BALANCE SHEET DATA

                                                                           AS OF              AS OF
                    (IN MILLIONS)                                     FEBRUARY 3, 1996   JANUARY 28, 1995
                                                           AS OF      ----------------   ----------------
                                                        MAY 4, 1996
                                                        -----------
                                                        (UNAUDITED)
Net Current Assets of Discontinued Operation..........    $    --         $    232            $  243
Total Current Assets..................................      4,888            5,097             4,718
Total Current Liabilities.............................      1,652            1,602             1,689
Working Capital.......................................      3,236            3,495             3,029
Net Noncurrent Assets of Discontinued Operation.......         --              521               551
Total Assets..........................................      9,440           10,122             9,237
Long-Term Debt........................................      3,313            3,333             2,864
Deferred Income Taxes.................................        389              378               340
Other Liabilities.....................................        190              204               192
ESOP Preference Shares................................        356              366               374
Unearned Compensation.................................       (331)            (346)             (357)
Shareowners' Equity...................................      3,871            4,585             4,135

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under one or more substantially identical indentures with one or more trustees. The indentures may include an Indenture dated as of June 17, 1996 (the "Indenture") with The First National Bank of Chicago, as trustee (the "Trustee"), which provides that the amount of Debt Securities issuable thereunder is unlimited.

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities"), the trustee with respect to the Offered Debt Securities and the extent, if any, to which such general provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities. The Indenture contains, among other things, the following provisions. Except as otherwise specified, all of the provisions described below appear in the Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

     The Indenture provides for the issuance of Debt Securities from time to time, in one or more series. Reference is made to the Prospectus Supplement which will describe the following terms of the Offered Debt Securities: (a) the designation of the Offered Debt Securities; (b) any limit on the aggregate principal amount of the Offered Debt Securities; (c) the date or dates on which the Offered Debt Securities will mature; (d) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any, and the date from which such interest will accrue; (e) the dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (f) any mandatory or optional sinking fund or purchase fund or analogous provisions; (g) if applicable, the date after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or the Holder thereof and the other detailed terms and provisions of such optional or mandatory redemption; (h) the place or places of payment of principal of (and premium, if any) and interest on the Offered Debt Securities; (i) whether the Offered Debt Securities are issuable as Bearer Securities and, if so, whether Registered Securities are issuable; (j) special provisions relating to the issuance of any Bearer Securities of any series; (k) the currency in Dollars, Foreign Currency or any composite currency of any series; (l) any deletions from, changes in or additions to Events of Default or covenants of the Company in the Indenture; (m) the form of Debt Securities, Guarantee and Coupons, if any; and (n) any other terms of the Offered Debt Securities. (Section 301)

     The Debt Securities will be issuable as Registered Securities, as Bearer Securities or both. Debt Securities of a series may be issuable in global form, as described below under "Global Securities." Unless the Prospectus Supplement relating thereto specifies otherwise, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof, and Bearer Securities denominated in U.S. dollars will be issued only in denominations of $5,000. The Prospectus Supplement relating to a series of Debt Securities denominated in a foreign or composite currency will specify the denomination thereof. (Section 302)

     At the option of the Holder and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below) of any series will be exchangeable into an equal aggregate principal amount of Registered Securities or Bearer Securities of the same series (with the same interest rate and maturity date) of any authorized denominations, and Registered Securities of any series will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) of any authorized denominations. If a Holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or, in certain circumstances, a Special Record Date and the relevant interest payment date, such Holder will not be required to surrender the coupon relating to such interest payment date. Registered Securities may not be exchanged for Bearer Securities. (Section 305)

     Debt Securities may be presented for exchange, and Registered Securities (other than a Book-Entry Security) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of any transfer agent or at the office of the Security Registrar, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such registration of transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request. Bearer Securities will be transferable by delivery. (Section 305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. If the Offered Debt Securities are Original Issue Discount Securities, the special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 502)

     Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture and the Debt Securities would not necessarily afford Holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect Holders.

GUARANTEE

     The Debt Securities will be unconditionally guaranteed by the Guarantor as to the payment of the principal of, sinking fund payment, if any, premium, if any, interest and any Redemption Price with respect to the Debt Securities when and as the same shall become due and payable, whether at maturity, upon acceleration or redemption or otherwise, pursuant to the terms of the Debt Securities and of the Indenture. Such a Guarantee will be endorsed on each Debt Security. (Section 1201) The Company, the Guarantor and the Trustee may, without the consent of any Holders, enter into a supplemental indenture to, among other things, add any additional Guarantor with respect to all or any series of Debt Securities. (Section 801)

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, sinking fund payment, if any, premium, if any, interest and any Redemption Price on Registered Securities will be made in the designated currency at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Sections 307 and 902)

     Payment of principal of and premium, if any, and interest on Bearer Securities will be payable in the currency and in the manner designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. The paying agents outside the United States initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents, except that, if Securities of a series are issuable as Registered Securities, the Company will be required to maintain at least one paying agent in each Place of Payment for such series and, if Securities of a series are issuable as Bearer Securities, the Company will be required to maintain a Paying Agent in a Place of Payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Securities of such series are listed on The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Securities of such series. (Section 902)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in global form ("Global Securities") that will be deposited with, or on behalf of, a Depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, as Depositary. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until a Global Security is exchanged in whole or in part for the individual Debt Securities represented thereby, it may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee of such Depositary to a successor Depositary or any nominee of such successor. (Section 203)

     The specific terms of the depositary arrangement with respect to particular Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts will be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities in definitive form and will not be considered the Owners or Holders thereof.

     Payment with respect to Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Guarantor, any Trustee, any Paying Agent, the Security Registrar or any transfer agent for Debt Securities represented by a Global Security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

OPTIONAL REDEMPTION

     Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities for any optional redemption provisions relating to such Offered Debt Securities.

SINKING FUND

     Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities for any sinking fund provisions relating to such Offered Debt Securities.

RESTRICTED AND UNRESTRICTED SUBSIDIARIES; CERTAIN DEFINITIONS

     The restrictive provisions of the Indenture applicable to the Company, the Guarantor and the Restricted Subsidiaries do not apply to Unrestricted Subsidiaries. The assets and indebtedness of Unrestricted Subsidiaries are not consolidated with those of the Company and its Restricted Subsidiaries in calculating Consolidated Net Tangible Assets, Funded Debt or Secured Indebtedness under the Indenture. Investments by the Company or by its Restricted Subsidiaries in Unrestricted Subsidiaries are excluded in computing Consolidated Net Tangible Assets.

     "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company, by one or more other Subsidiaries or by the Company and one or more other Subsidiaries. "Unrestricted Subsidiaries" are those Subsidiaries defined as such by the Indenture, i.e., certain finance Subsidiaries acquired or formed subsequent to the date of the Indenture, certain foreign Subsidiaries, certain real estate Subsidiaries and those Subsidiaries which are designated as Unrestricted Subsidiaries by the Board of Directors from time to time pursuant to the Indenture (in each case, unless and until designated as Restricted Subsidiaries by the Board of Directors pursuant to the Indenture). "Restricted Subsidiaries" are all Subsidiaries other than Unrestricted Subsidiaries. A "Wholly-owned Restricted Subsidiary" is a Restricted Subsidiary all of the outstanding Funded Debt and capital stock of which (except directors' qualifying shares) is owned by the Company and its other Wholly-owned Restricted Subsidiaries. (Section 101)

     "Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable reserves and other properly deductible items and after excluding Investments made in Unrestricted Subsidiaries or in corporations while they are Unrestricted Subsidiaries but which are not Subsidiaries at the time of computation) after deducting (i) all liabilities and liability items (including amounts in respect of capitalized leases), except Funded Debt, capital stock and surplus, surplus reserves, deferred income taxes and deferred investment tax credits, and (ii) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles. (Section 101)

     "Funded Debt" includes indebtedness maturing more than 12 months after the time of computation of the amount thereof or which is extendible or renewable at the option of the obligor on such indebtedness to a time more than 12 months after the time of the computation of the amount thereof, guarantees of such indebtedness or of such obligations of others or of dividends (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business and except guarantees of such indebtedness or such obligations which are otherwise included in the definition of Funded Debt), and in the case of any Subsidiary all Preferred Stock of such Subsidiary. Funded Debt does not include any obligations in respect of lease rentals whether or not such obligations would be included as liabilities on a consolidated balance sheet of the Company and its Restricted Subsidiaries. The Company or any Restricted Subsidiary shall be deemed to have assumed Funded Debt secured by any Mortgage upon any of its properties or assets whether or not it has actually done so. (Section 101)

     "Secured Indebtedness" means any Indebtedness which is secured by a Mortgage upon any assets of the Company or a Restricted Subsidiary, including in such assets, without limitation, shares of stock or indebtedness of any Subsidiary owned by the Company or a Restricted Subsidiary, provided that Indebtedness secured by a Mortgage incurred or assumed in connection with an issuance of revenue bonds the interest on which is exempt from Federal income tax pursuant to Section 103 of the Internal Revenue Code of 1986, as amended, shall not be deemed Secured Indebtedness. (Section 101)

LIMITATION ON LIENS

     Unless the aggregate principal amount of all outstanding Secured Indebtedness of the Company and its Restricted Subsidiaries, the unsecured Funded Debt of the Restricted Subsidiaries (exclusive of any unsecured Funded Debt or Secured Indebtedness owed to the Company or a Wholly-owned Restricted Subsidiary), and the Indebtedness to be secured does not exceed 15% of Consolidated Net Tangible Assets, the Company may not, and may not permit any Restricted Subsidiary to, mortgage, pledge or create (by merger or otherwise) any lien, security interest, conditional sale or other title retention agreement or other similar encumbrance on any of the assets of the Company or any of its Restricted Subsidiaries (except to secure Indebtedness to the Company or any of its Wholly-owned Restricted Subsidiaries) without making effective provision to secure the Debt Securities at least equally and ratably with such Indebtedness, so long as such Indebtedness is so secured. The foregoing provision, however, does not prevent certain purchase money mortgage liens or the refunding or extension thereof, certain non-recourse liens on real property to reimburse the Company or any of its Restricted Subsidiaries for the cost or acquisition of or improvements to such real property, existing Mortgages, tax liens and other liens incurred in the ordinary course of business which do not materially limit the use of the property subject thereto in the operation of the business of the Company or of any Restricted Subsidiary or impair the value of such property for the purposes of such business, Mortgages on assets of a Restricted Subsidiary existing on the date it became a Subsidiary, or any refundings or extensions thereof not exceeding the principal amount of the Indebtedness so refunded, or extended, and applying only to the same property or assets. (Section 905)

RESTRICTIONS ON MERGERS

     Neither the Company nor the Guarantor may consolidate or merge with or into any other corporation or sell, lease or transfer all or substantially all of its properties and assets to another corporation, unless (i) the successor corporation is a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and assumes payment of the principal of (and premium, if any) and interest, if any, on the Debt Securities and the performance and observance of the Indenture and (ii) such successor corporation shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any covenant or condition of the Indenture. (Section 701)

WAIVER, MODIFICATION AND AMENDMENT

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any particular series may waive certain past defaults. (Section
511) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities (voting as a class and not by individual series) or, in case less than all of the several series of Outstanding Debt Securities are affected, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected, may waive the Company's and the Guarantor's compliance with certain restrictive provisions. (Section 911) In order to determine the aggregate principal amount of any Outstanding Debt Securities not payable in U.S. dollars, the principal amount of the Debt Securities shall be deemed to be that amount of Dollars that could be obtained for such principal amount on the basis of the spot rate of exchange for such Foreign Currency or such currency unit as determined by the Company or by an authorized exchange rate agent. (Section 101)

     Modification and amendment of the Indenture may be made by the Company, the Guarantor and the Trustee with the consent (i) of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities (voting as a class and not by individual series), or (ii) in case less than all of the several series of Debt Securities then Outstanding are affected by the modification or amendment, of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series so affected, provided that no such modification or amendment may, without the consent of the Holder of each Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (b) reduce the principal amount of, or the rate of interest, if any, on, or any premium payable upon the redemption of any Debt Security, or reduce the amount of the principal of a Discounted Debt Security that would be due and payable upon a declaration of acceleration of the Maturity thereof; (c) change the place or currency of payment of principal or premium or interest on any Debt Security;
(d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (e) reduce the percentages of Holders of Debt Securities or of Holders of Debt Securities of any particular series specified in this or the preceding paragraph. Any modification or amendment which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series. (Section 802)

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to any particular series of Debt Securities: (a) failure to pay the principal of (or premium, if any, on) any Debt Security of that series, or to make any sinking fund payment on any Debt Security of that series, when due; (b) failure to pay any interest installment on any Debt Security of that series when due, continued for 30 days; (c) failure to perform any other covenant of the Company or the Guarantor (in each case other than a covenant included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice; (d) certain events of bankruptcy, insolvency, or reorganization; and (e) any other defaults provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, then and in every such case (unless the principal of all the Debt Securities of that series shall have already become due and payable) the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders) the entire principal amount, or, in the case of Original Issue Discount Securities, such portion of the principal amount as may be provided for in such Debt Securities, of all the Debt Securities of that series. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series, by written notice to the Company and the Trustee, may, in certain circumstances, rescind and annul such declaration. (Section 502)

     No Holder of any Debt Securities of any particular series shall have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder previously shall have given to the Trustee written notice of a default with respect to that series and unless also the Holders of at least 25% of the principal amount of Outstanding Debt Securities of that series shall have made written request upon the Trustee, and have offered reasonable indemnity, to institute such proceeding as trustee, and the Trustee shall not have received direction inconsistent with such request in writing by the Holders of a majority in principal amount of Outstanding Debt Securities of that series and shall have neglected or refused to institute such proceeding within 60 days. However, the right of any Holder of any Debt Security to enforce the payment of principal and interest due on such Debt Security on or after the dates expressed in such Debt Security, may not be impaired or affected. (Sections 506 and 509)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Indenture, that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to such Debt Securities (except as otherwise provided in the applicable Indenture) ("Defeasance") or (B) to be released from its obligations with respect to such Securities described above under "Limitations on Liens," and "Restrictions on Mergers" ("Covenant Defeasance"), upon the irrevocable deposit with the Trustee, in trust for such purpose, of money, and/or U.S. Government Obligations or Foreign Government Securities (each as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. The Prospectus Supplement may further describe the provisions, if any, permitting such Defeasance or Covenant Defeasance with respect to the Debt Securities of a particular series and the effect of such Defeasance or Covenant Defeasance under Federal tax law. (Section 403)

REGARDING THE TRUSTEE

     The Company engages in banking transactions in the ordinary course of business with The First National Bank of Chicago.

                              PLAN OF DISTRIBUTION

     General. The Company may sell Debt Securities directly or to or through one or more underwriters, agents or dealers who will be named in the Prospectus Supplement or an underwriting syndicate, represented by one or more managing underwriters, that will be named in the Prospectus Supplement relating to an issue of Offered Debt Securities.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities to underwriters, underwriters may receive compensation in the form of discounts, concessions or commissions from the Company or from purchasers of Debt Securities for whom they may act as agents. Underwriters and dealers that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Act"). Any such underwriter will be identified, and any such compensation will be described, in the Prospectus Supplement.

     Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     As one of the means of direct issuance of the Debt Securities, the Company may utilize the services of CapitaLink Bond Auctions, Inc. to conduct an electronic "dutch auction" of the Debt Securities among potential purchasers who are eligible to participate in the auction of such Debt Securities, if so described in the Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters, agents and dealers who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

     The Debt Securities are a new issue of securities with no established trading market. In the event that Debt Securities of a series offered hereunder are not listed on a national securities exchange, certain broker-dealers may make a market in the Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Debt Securities of any series or as to the liquidity of the trading market for the Debt Securities.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company included or incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended February 3, 1996, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                    VALIDITY OF THE OFFERED DEBT SECURITIES

     The validity of the Offered Debt Securities and the Guarantee will be passed upon for the Company and the Guarantor, respectively, by Skadden, Arps, Slate, Meagher & Flom, New York, New York, and for the underwriters or agents by counsel to be identified in the Prospectus Supplement. A member of Skadden, Arps, Slate, Meagher & Flom beneficially owns 4,000 shares of the Guarantor's common stock, $.50 par value per share (together with the associated preferred stock purchase rights, the "Common Stock"). Mrs. Helene Kaplan, Esq., of counsel to Skadden, Arps, Slate, Meagher & Flom, is a member of the Guarantor's board of directors and owns 8,910 shares of Common Stock.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, will be paid by the Company and are:

        Filing Fee for Registration Statement..............................   $172,414
        Rating Agency Fees.................................................     45,000
        Legal Fees and Expenses............................................     60,000
        Accounting Fees and Expenses.......................................     30,000
        Blue Sky Fees and Expenses.........................................     25,000
        Printing and Engraving Fees........................................      5,000
        Trustee's Fees.....................................................      6,000
        Miscellaneous......................................................      4,000
                                                                              --------
                                                                              $347,414
                                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 7 of the New York Business Corporation Law ("NYBCL") and a provision of the Company's By-Laws provide for indemnification of directors and officers under certain conditions including the possibility of indemnification against liabilities under the Securities Act of 1933 (the "Act"). In addition, the Company has entered into indemnification agreements with each director and certain executive officers of the Company. Each indemnification agreement provides, among other things, (i) for indemnification to the fullest extent permitted by law against all expenses, judgments, fines, penalties incurred in connection with, and amounts paid in settlement of, any claim against the indemnified party, provided it is determined pursuant to the agreement that the indemnitee is entitled to be indemnified under the applicable standard of conduct under the NYBCL; (ii) for advancement of expenses to the indemnitee in connection with the indemnitee's defense of any threatened or pending claim, provided that if it is determined pursuant to the agreement that the indemnitee would not be permitted to be indemnified under applicable law, the Company shall be entitled to be reimbursed by the indemnitee for all such amounts previously paid; (iii) for the creation of a trust for the benefit of the indemnitee in the event of a potential change in control of the Company which shall be funded from time to time at the request of the indemnitee in an amount sufficient to satisfy the Company's indemnification obligations under the agreement; and (iv) that no legal action be brought and no cause of action be asserted by or on behalf of the Company against the indemnitee after the expiration of the earlier of the applicable statute of limitations or two years from the date of accrual of such cause of action. Similar indemnification agreements may be entered into from time to time with additional officers of the Company.

     In addition, the Company has a directors' and officers' liability insurance policy. Paragraph VI of the Underwriting Agreement will provide for indemnification of directors and officers under certain circumstances.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding, if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and without negligence or misconduct in the performance of their duties to the corporation.
Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

     Article Eleventh of the Amended and Restated Certificate of Incorporation of the Guarantor (the "Guarantor Charter") and Article VI of Guarantor's By-Laws provide that the Guarantor shall indemnify its directors and officers to the fullest extent permitted by the DGCL. Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareowners for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareowners; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of or dividends on, capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of the Guarantor Charter contains such a provision.

     The Guarantor intends to enter into indemnification agreements with each director and certain executive officers of the Guarantor. Each indemnification agreement is expected to provide, among other things, (1) for indemnification to the fullest extent permitted by law against all expenses, judgments, fines and penalties incurred in connection with, and amounts paid in settlement of, any claim against the indemnified party, provided it is determined pursuant to the agreement that the indemnitee is entitled to be indemnified under the applicable standard of conduct under the DGCL; (2) for advancement of expenses to the indemnitee in connection with the indemnitee's defense of any threatened or pending claim, provided that if it is determined pursuant to the agreement that the indemnitee would not be permitted to be indemnified under applicable law, the Guarantor shall be entitled to be reimbursed by the indemnitee for all such amounts previously paid; (3) for the creation of a trust for the benefit of the indemnitee in the event of a potential change in control of the Guarantor which shall be funded from time to time at the request of the indemnitee in an amount sufficient to satisfy the Guarantor's indemnification obligations under the agreement; and (4) that no legal action be brought and no cause of action be asserted by or on behalf of the Guarantor against the indemnitee after the expiration of the earlier of the applicable statute of limitations or two years after the date of accrual of such cause of action. Similar indemnification agreements may be entered into from time to time with additional officers of the Guarantor. In addition, the Guarantor has a directors' and officers' liability insurance policy.

ITEM 16. EXHIBITS

     The following Exhibits are filed as part of this Registration Statement:

     1.1.    Form of Distribution Agreement (incorporated herein by reference to Exhibit 1 to the Company's Current Report on Form 8-K, File No. 1-79, dated February 8, 1991).
     1.2.    Form of Underwriting Agreement (incorporated herein by reference to Exhibit 1.1 to the Company's Current Report on Form 8-K, File No. 1-79, dated August 22,
             1996).
     4.1.    Conformed copy of Indenture dated as of June 17, 1996 among the Company, the
             Guarantor and The First National Bank of Chicago, as Trustee (incorporated herein by reference to Exhibit 4.1 to Registration Statement No. 333-06171).
     5.      Opinion of Skadden, Arps, Slate, Meagher & Flom.
    12.      Computation of Ratio of Earnings to Fixed Charges (incorporated herein by reference to Exhibit 12 to the Company's Quarterly Report on Form 10-Q, File No.
             1-79, for the period ended May 4, 1996).
    23.1.    Consent of Arthur Andersen LLP.
    23.2.    Consent of Skadden, Arps, Slate, Meagher & Flom (included in their opinion filed as Exhibit 5 to this Registration Statement).
    24.      Powers of Attorney.
    25.1.    Statement of Eligibility of Trustee (The First National Bank of Chicago)
             (incorporated herein by reference to Exhibit 25.1 to Registration Statement No.
             333-06171).

     The form or forms of Debt Securities with respect to each particular offering of securities registered hereunder will be filed as an exhibit to a report on Form 8-K and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     The undersigned Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Act, each filing of a Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of each of the Registrants pursuant to the foregoing provisions, or otherwise, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective Registrant of expenses incurred or paid by a director, officer or controlling person of the respective Registrant in the successful defense of any action, suit or proceeding) is asserted against the respective Registrant by such director, officer or controlling person in connection with the securities being registered, the respective Registrant will, unless in the opinion of its respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ST. LOUIS, STATE OF MISSOURI, ON THE 6TH DAY OF SEPTEMBER, 1996.

                                            THE MAY DEPARTMENT STORES COMPANY
                                            (a New York corporation)

                                            By     /S/ RICHARD A. BRICKSON

                                              ----------------------------------
                                                     RICHARD A. BRICKSON
                                                          SECRETARY

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                  SIGNATURE                                TITLE                      DATE
- ---------------------------------------------  ------------------------------  -------------------
        PRINCIPAL EXECUTIVE OFFICER:
                      *                        Chairman and Chief Executive    September 6, 1996
- ---------------------------------------------    Officer
              DAVID C. FARRELL
                      *                        Director and President          September 6, 1996
- ---------------------------------------------
               JEROME T. LOEB
 PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:
                      *                        Director and Chief Financial    September 6, 1996
- ---------------------------------------------    Officer
               JOHN L. DUNHAM
                      *                        Director, Senior Vice           September 6, 1996
- ---------------------------------------------    President and Treasurer
               JAN R. KNIFFEN

*By     /S/ RICHARD A. BRICKSON

     ------------------------------
          RICHARD A. BRICKSON
            ATTORNEY-IN-FACT

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ST. LOUIS, STATE OF MISSOURI, ON THE 6TH DAY OF SEPTEMBER, 1996.

                                            THE MAY DEPARTMENT STORES COMPANY
                                            (a Delaware corporation)

                                            By     /S/ RICHARD A. BRICKSON

                                              ----------------------------------
                                                     RICHARD A. BRICKSON
                                                          SECRETARY

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                  SIGNATURE                               TITLE                     DATE
- ---------------------------------------------  ----------------------------  -------------------
        PRINCIPAL EXECUTIVE OFFICER:
                      *                        Director, Chairman of the     September 6, 1996
- ---------------------------------------------    Board and Chief Executive
              DAVID C. FARRELL                   Officer
                      *                        Director and President        September 6, 1996
- ---------------------------------------------
               JEROME T. LOEB
                      *                        Director and Executive        September 6, 1996
- ---------------------------------------------    Vice Chairman
             RICHARD L. BATTRAM
                      *                        Director and Vice Chairman    September 6, 1996
- ---------------------------------------------
               EUGENE S. KAHN
                      *                        Director and President and    September 6, 1996
- ---------------------------------------------    Chief Executive Officer
             ANTHONY J. TORCASIO                 of May Merchandising
                                                 Company
 PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:
                      *                        Chief Financial Officer       September 6, 1996
- ---------------------------------------------
               JOHN L. DUNHAM
                      *                        Director                      September 6, 1996
- ---------------------------------------------
              HELENE L. KAPLAN
                      *                        Director                      September 6, 1996
- ---------------------------------------------
               EDWARD H. MEYER
                      *                        Director                      September 6, 1996
- ---------------------------------------------
              RUSSELL E. PALMER
                      *                        Director                      September 6, 1996
- ---------------------------------------------
             MICHAEL R. QUINLAN
                      *                        Director                      September 6, 1996
- ---------------------------------------------
             WILLIAM P. STIRITZ
                      *                        Director                      September 6, 1996
- ---------------------------------------------
              ROBERT D. STOREY

*By     /S/ RICHARD A. BRICKSON

     ------------------------------
          RICHARD A. BRICKSON
            ATTORNEY-IN-FACT